Exhibit 10(j)(2)

February 10, 2012 Amendments to
Commerce Bancshares, Inc. 2005 Equity Incentive Plan

A.    The first sentence of Section 5.3 shall be amended to read as follows:
“5.3 Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to outstanding Awards and the numerical limits of Sections 5.1 and 6.1 shall automatically be adjusted to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee, and in the event of such an adjustment to an Option or Stock Appreciation Right, the exercise price thereof shall be correspondingly adjusted in the manner prescribed by Internal Revenue Code sections 162(m) and 409A so as not to result in loss of “performance based” treatment for purposes of Internal Revenue Code section 162(m) and so as not to result in the Option or Stock Appreciation Right becoming subject to Internal Revenue Code section 409A.

B.    Section 6.10 shall be amended to read as follows:
“6.10 Repricing of Options. Notwithstanding any provision of this Plan other than Section 5.3, the Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option. This prohibition includes the inability to cancel an Option at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration.”

C.    A new Section 8.10, which reads as follows, shall be added:
“8.10 Repricing of Stock Appreciation Rights. Notwithstanding any provision of this Plan other than Section 5.3, the Company may not reprice, replace or regrant an outstanding Stock Appreciation Right either in connection with the cancellation of such Stock Appreciation Right or by amending an Award Agreement to lower the exercise price of such Stock Appreciation Right. This prohibition includes the inability to cancel a Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration”